Exhibit 3.4

CERTIFICATE OF FORMATION

OF

LYB INTERNATIONAL FINANCE III, LLC

This Certificate of Formation of LYB International Finance III, LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

Article One

The name of the Delaware limited liability company formed hereby is LYB International Finance III, LLC.

Article Two

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article Three

The Certificate of Formation shall be effective upon date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on

December 28, 2016.

Lyondell Chemical Company,

Sole member

By:	/s/ Liz Campbell
Liz Campbell
Assistant Secretary